Exhibit 10.1(z)

RETIREMENT AGREEMENT AND RELEASE

AGREEMENT made as of January 14, 2008 (the “Retirement Date”), by Richard Carney (“Mr. Carney”) and Sensient Technologies Corporation (the “Company”).

WHEREAS Mr. Carney will retire from his employment with the Company on August 15, 2008 (the “Retirement Date”); and

WHEREAS Mr. Carney and the Company desire to resolve all aspects of their employment relationship and to provide in writing for certain compensation and benefits to Mr. Carney in excess of those to which he would otherwise be entitled by law.

NOW, THEREFORE, IN CONSIDERATION OF the mutual promises hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Resignation; Retirement. Effective as of the date hereof (the “Effective Date”), Mr. Carney resigns from the office of Vice President-Administration of the Company and becomes an employee on inactive status until the Retirement Date, at which time he will retire from the Company.

2. Compensation and Benefits. Subject to Mr. Carney’s compliance with the terms and conditions of this Agreement, the Company will provide the compensation and benefits set forth in this Section 2. Except as set forth in this Section 2 or as required by applicable law or regulation, Mr. Carney will not receive or participate in any further compensation or benefit from the Company.

2.1	Compensation. For the period from the Effective Date through the Retirement Date (the “Compensation Period”), the Company will make payments to Mr. Carney at the semi-monthly rate of Twelve Thousand Seven Hundred Sixty-Two Dollars and Fifty Cents ($12,762.50), in accordance with the Company’s standard payroll practices.

2.2	Incentive Compensation Plan. On or before February 29, 2008, Mr. Carney will be paid an amount equal to the bonus award to which he is entitled under Incentive Compensation Plan for Elected Corporate Officers (the “Incentive Plan”) for fiscal year 2007. Mr. Carney shall not be eligible for any further participation in the Incentive Plan.

2.3	Medical Benefits. Until the Retirement Date, Mr. Carney will continue to receive medical, dental and vision coverage as provided to employees of the Company. Upon retirement, if Mr. Carney elects to receive medical, dental and vision coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and his eligible dependents, that coverage will be provided at the non-employee rate during the 18-month COBRA period. Mr. Carney will be eligible to participate in medical insurance plans generally available to the Company’s retirees from time to time if and to the extent permitted by the terms and conditions of such plans.

2.4	ESOP/Savings Plan. Mr. Carney will not be eligible to participate in the Company’s contributions to the Sensient Technologies Corporation Retirement Employee Stock Ownership Plan (“ESOP”) or the Sensient Technologies Corporation Savings Plan (“Savings Plan”) after the Effective Date.

2.5	Automobile. The Company will transfer to Mr. Carney clear title to the automobile currently provided by the Company for his use, if so requested by Mr. Carney, at a purchase price equal to its fair market value as determined by the Company. On or before January 31, 2008, Mr. Carney will either pay the purchase price to the Company or return the automobile to the Company.

2.6	Stock Options and Restricted Stock. As of the Retirement Date, Mr. Carney’s rights with respect to stock options and restricted stock will be as provided in the applicable stock option plan or restricted stock plan for employees who have terminated employment through retirement.

2.7	SERP. Mr. Carney will be eligible to receive retirement benefits under the Company’s Supplemental Executive Retirement Plan, subject to all the terms and conditions thereof and applicable law.

2.8	Vacation. On the Retirement Date, the Company will pay Mr. Carney all accrued vacation pay.

2.9	Change of Control. Mr. Carney’s rights under the Change of Control and Severance Agreement terminate as of the Effective Date.

3. Deductions. The Company will deduct from payments made under this Agreement any federal, state or local withholdings or other taxes or charges which the Company is from time to time required to deduct under applicable law, and all amounts payable to Mr. Carney under this Agreement are stated herein before any such deduction(s).

4. Releases.

Release by Mr. Carney. In consideration of the Company’s agreement to provide Mr. Carney compensation and benefits in excess of those to which he would otherwise be entitled by law and of the release set forth in subsection 4.2 below, Mr. Carney, an adult individual, for himself, his heirs, personal representatives, successors and assigns, does hereby remise, release and forever discharge the Company and all its past, present and future officers, directors, agents, employees, shareholders, partners, employee benefit plans, insurers, attorneys, divisions, parent corporations, subsidiary corporations, affiliated corporations, successors, assigns and all persons acting by, through, under or in concert with any of them (such entities and individuals are referred to hereinafter collectively as the “Released Parties”) of and from any and all manner of action or actions, cause or causes of action, suits, debts, covenants, contracts, agreements, judgments, executions, claims, demands and expenses (including attorneys’ fees and costs) whatsoever in law or equity, whether known or unknown, which he has had, now has or may have against the Released Parties, or any of them, for or by reason of any transaction, matter, event, cause or thing whatsoever occurring prior to or on the date of this Agreement, whether based on tort, express or implied contract, or any federal, state or local law, statute or regulation, specifically including but not limited to (i) any and all claims arising out of or related to any employment, change in control or other agreement (whether oral or written) between Mr. Carney and the Company; and (ii) any and all claims arising out of or related to Mr. Carney’s employment with the Company, including but not limited to claims under the Wisconsin Family and Medical Leave Act, the Federal Family and Medical Leave Act, the Wisconsin Fair Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans With Disabilities Act, the Civil Rights Act of 1991, and the Employee Retirement Income Security Act, as amended. Nothing in the waiver or release set forth in this subsection will be construed to constitute any waiver or release by Mr. Carney of any rights or claims under this Agreement.

Release by the Company. In consideration of the release set forth in subsection 4.1 above, and subject to the limitations stated herein, the Company does hereby remise, release and forever discharge Mr. Carney of and from any and all manner of action or actions, cause or causes of action, suits, debts, covenants, contracts, agreements, judgments, executions, claims, demands and expenses (including attorneys’ fees and costs) whatsoever in law or equity, whether known or unknown, which it has had, now has or may have against him, for or by reason of any transaction, matter, event, cause or thing whatsoever occurring prior to or on the date of this Agreement, whether based on tort, express or implied contract, or any federal, state or local law, statute or regulation; provided, however, that this subsection 4.2 will not constitute a release of Mr. Carney by the Company for any liability (as defined in Wis. Stat. § 180.0850 (4)) incurred because Mr. Carney breached or failed to perform a duty he owed to the Company and the breach or failure constitutes any of the circumstances described in Wis. Stat. § 180.0851 (2)(a). Nothing in the waiver or release set forth in this subsection will be construed to constitute any waiver or release by the Company of any rights or claims under this Agreement.

5. Entire Agreement. This Agreement supersedes all other agreements or understandings (whether oral or written) between Mr. Carney and the Company and constitutes the entire agreement of the parties.

6. Sole Liability. Mr. Carney acknowledges and agrees that the compensation and benefits stated above constitute the sole liability of the Company to him and that he will have no right to receive any other compensation or benefits of any kind except as expressly set forth in this Agreement.

7. Prohibited Activities. To induce the Company to enter into this Agreement and to protect the Company from unfair competition, Mr. Carney (a) represents and warrants that he did not engage in any Prohibited Activities prior to the Effective Date, and (b) covenants that he will not engage in any Prohibited Activities in the future. If Mr. Carney engages in Prohibited Activities at any time, then notwithstanding any other terms of this Agreement, the Company’s duty to provide the compensation and benefits identified in Section 2 above will automatically terminate and Mr. Carney agrees that he will repay to the Company as liquidated damages an amount equal to all of the compensation provided to Mr. Carney by the Company pursuant to Section 2.1 between the date of this Agreement and the date of such violation, the parties agreeing that such measure of liquidated damages is reasonable and appropriate and the amount of the damages the Company would experience as a result of Mr. Carney’s breach of such obligations would not otherwise be readily calculable. The Company will provide written notice to Mr. Carney of such violation. Such remedy will be in addition to any other remedy to which the Company may be entitled. For the purposes hereof, “Prohibited Activities” means any (i) violation of the provisions of Section 8 hereof; (ii) inducement or attempted inducement of any employee, officer, director, sales representative, consultant or other personnel of the Company, to terminate his or her employment or breach his or her agreements with the Company; (iii) Disparagement, as defined in Section 19 hereof; or (iv) Adverse Litigation Assistance, as defined in Section 22 hereof.

8. Confidential Information. The parties agree that the Company’s customer lists, long-range plans, budgets, acquisition strategies, procedures, operations, methods of operation, pricing, financial performance, techniques, formulas, marketing plans, contemplated product improvements or new product developments, computer software and programs, proprietary information and other data relating to aspects of its business (collectively, “Confidential Information”) are established and protected at great expense and provide the Company with substantial competitive advantage in conducting its business. The parties further agree that by virtue of Mr. Carney’s employment with the Company, he has had and has access to, and is entrusted with Confidential Information, and that the Company would suffer great loss and injury if he would disclose this information or use it to compete with the Company. Therefore, Mr. Carney agrees that he will not, directly or indirectly, either individually or as an employee, officer, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity, use or disclose, or cause to be used or disclosed, any Confidential Information, without the Company’s consent. The restrictions set forth in this Section will apply so long as the Confidential Information has not by legitimate means become generally known and in the public domain.

9. Company Property. Mr. Carney warrants that on or before the Effective Date, he returned to the Company all property of the Company then in his possession, including without limitation Company credit cards, keys, security access cards, and all records, drawings, manuals, reports, files, memoranda, correspondence, financial data, vendor and customer lists, papers and documents kept or made by Mr. Carney in connection with his employment as an employee or officer of the Company, as well as any copies thereof, in whatsoever form they may be.

10. No Admission of Liability. It is understood and agreed that this Agreement is intended to provide for the amicable separation of Mr. Carney from employment with the Company and that neither this Agreement nor the furnishing of the consideration provided for in this Agreement will be deemed or construed at any time or for any purpose as an admission of liability by the Released Parties. Liability for any and all claims for relief is expressly denied by the Released Parties.

11. Nondisclosure. Mr. Carney agrees not to disclose the terms of this Agreement to any person or entity, other than his spouse, attorney or accountant, without the written consent of the Company.

12. Acknowledgment. Mr. Carney hereby acknowledges and agrees that the compensation and benefits provided for in this Agreement, including but not limited to the compensation and benefits described in Section 2 above, are greater than those to which he is entitled by any contract, employment policy or otherwise. Mr. Carney further acknowledges that he was and hereby is advised by the Company to consult with an attorney prior to executing this Agreement, and he was also advised by the Company that he had at least twenty-one (21) days within which to consider this Agreement.

13. Governing Law and Forum. This Agreement will be governed by and construed under the laws of the State of Wisconsin without regard to its conflict-of-laws principles. Mr. Carney submits to the exclusive jurisdiction and venue of the state courts located in Milwaukee County, Wisconsin and waives any objection to such jurisdiction or venue, including any objection that Milwaukee County is an inconvenient forum.

14. Notices. Any notice or other communication under this Agreement will be given in writing and sent by certified or registered mail, postage prepaid, or by FedEx or other overnight delivery service for next-day delivery, to the following addresses, or such other addresses as the parties shall provide in accordance with this Section 14:

(a)	If to Mr. Carney, then to:

Mr. Richard Carney

389 Church Street

Burlington, WI 53105

(b)	If to the Company, then to:

Mr. Doug Arnold

Director - Human Resources

Sensient Technologies Corporation

777 East Wisconsin Avenue

Milwaukee, WI 53202-5304

15. Severability. The provisions of this Agreement are severable. If any provision is adjudged void, unenforceable or contrary to law, it is the intention of the parties that such provision shall not thereby be terminated, but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only in the jurisdiction of the court which has made such adjudication. The balance of the Agreement nonetheless will remain in full force and effect; provided, however, that if Section 7 of this Agreement is adjudged void, unenforceable or contrary to law as a result of any action initiated by or on behalf of Mr. Carney, the Company will have the option either to terminate the Agreement in its entirety, in which case the Company will be entitled to the return of all payments and benefits previously paid or provided hereunder, or to require that the balance of the Agreement remain in full force and effect.

16. Voluntary Agreement. Mr. Carney acknowledges that he has read this Agreement, that he is fully aware of its contents and its legal effect, that he understands all of its terms including the release contained in Section 4.1, that the preceding paragraphs recite the sole consideration for this Agreement, that all agreements and understandings between the parties are embodied and expressed herein, and that he has been afforded ample opportunity to consider this Agreement and enters into this Agreement freely, knowingly and without coercion and not in reliance upon any representations or promises made by the Company or its counsel or the Released Parties, other than those contained herein.

17. Binding Agreement. This Agreement will be binding upon and inure to the benefit of Mr. Carney’s personal or legal representatives and heirs and will be binding upon and insure to the benefit of the Company’s successors and assigns.

18. Right to Revoke. For a period of seven (7) days following the execution of this Agreement, Mr. Carney may revoke this Agreement, and the Agreement will not become effective or enforceable until this seven (7) day revocation period has expired.

19. No Disparagement. Mr. Carney represents and warrants that he has not heretofore made any comments to the media or to others in any form, including all internet message postings and all other written and oral media, that are disparaging, derogatory or detrimental to the good name or business reputation of any of the Released Parties (“Disparagement”).

20. Post-Employment Inquiries. Mr. Carney will direct persons seeking information concerning his employment with the Company to send their inquiries, in writing, to the attention of Mr. Doug Arnold, Director - Human Resources. In accordance with its policy, the Company will limit its response to such written inquiries to Mr. Carney’s dates of employment, last position held and final rate of compensation. A copy of any written response by the Company to such an inquiry will be sent to Mr. Carney.

21. No Reemployment or Reinstatement. Mr. Carney waives any right to reinstatement to employment or re-employment with the Company. Mr. Carney acknowledges and agrees that neither the Company nor any of the Released Parties has any contractual or other obligation to rehire, reemploy or recall him to employment or to otherwise accept application from or consider him for employment in the future and Mr. Carney agrees that he will not apply for employment with the Company or any Released Party.

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22. No Adverse Litigation Assistance. Mr. Carney represents and warrants that he has not provided assistance to any person in connection with any claim, lawsuit, administrative charge or other proceeding brought against any of the Released Parties (“Litigation Assistance”) and that he will not do so, unless compelled by court process. Mr. Carney represents and warrants that he is not aware of any such claim or action that has been filed or is going to be filed against the Company by any present or former employee of the Company or any other party. Mr. Carney further agrees that in the event he is served with any subpoena or other legal process that may require him to take any action prohibited by Sections 7, 8 or 11 or this Section 22, Mr. Carney will within forty-eight (48) hours give written notice of said fact to the Company, with a copy of the subpoena or other legal process, and will cooperate with the Company in any lawful effort it makes to block or limit the enforceability or scope of such subpoena or other process; provided, that notice under this Section 22 may be given by facsimile with a confirming copy by overnight mail.

23. Further Assurances. Mr. Carney will provide such further cooperation as the Company may reasonably request from time to time in order to carry out the purposes of this Agreement and to provide for the orderly completion of tasks and transition of responsibilities.

24. Headings. The headings herein are for reference purposes only and will not affect in any way the meaning and interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Sensient Technologies Corporation

/s/ Richard Carney	/s/ John L. Hammond
Richard Carney	John L. Hammond,
Vice President and General Counsel

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